Exhibit 14(a)2

Chaikin, Cohen, Rubin & Gilboa.

Atidim Technology Park, Bldg. 4, P.O.B. 58143 Tel-Aviv 61580, Israel Tel: 972-3-6489858 Fax: 972-3-6489946 E-mail: accounting@ccrcpa.co.il

Certified Public Accountants (Isr.)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Annual Report on Form 20-F of Scailex Corporation Ltd. (“Scailex”) for the fiscal year ended December 31, 2006 (the “Annual Report”), and to the incorporation by reference in the Registration Statements of Scailex on Form S-8 (Registration No. 33-34233, Registration No. 33-46861, Registration No. 33-87614, Registration No. 33-97622, Registration No. 33-97624 and Registration No. 33-39364), of our Report dated March 2, 2005, with respect to the financial statements of Objet Geometries Ltd. for the year ended December 31, 2004.

Sincerely Yours, /s/ Chaikin, Cohen, Rubin & Gilboa Chaikin, Cohen, Rubin & Gilboa Certified Public Accountants (Isr.)

Tel-Aviv, Israel
June 18, 2007